CERTIFICATE OF DOMESTICATION

The undersigned, David J. Wood Chief Executive Officer elected October 31, 2019, of Six Six Five Energy, Inc., a Nevada corporation, whose name is being changed to Zimmerman BioPharma Holding, Inc., as a Florida corporation, in accordance with s. 607.1801, Florida Statutes, does hereby certify:

1. The date on which corporation was first formed was April 12, 1994.

2. The jurisdiction where the above named corporation was first formed, incorporated, or otherwise came into being was the State of Nevada, United States of America.

3. The name of the corporation immediately prior to the filing of this Certificate of Domestication was Six Six Five Energy, Inc.

4. The name of the corporation, as set forth in its articles of incorporation, to be filed pursuant to s. 607.0202 and 607.0401 with this certificate is Zimmerman BioPharma Holding, Inc.

5. The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the corporation, or any other equivalent jurisdiction under applicable law, immediately before the filing of the Certificate of Domestication was the State of Nevada, United States of America.

6. Attached are Florida articles of incorporation to complete the domestication requirements pursuant to s. 607.1801.

I am Chief Executive Officer of Six Six Five Energy, Inc. and am authorized to sign this Certificate of Domestication on behalf of the corporation and have done so this the **11th** day of December, 2019.

David J. Wood
Chief Executive Officer, elected October 31, 2019
Six Six Five Energy, Inc., a Nevada corporation

Filing Fee:

Certificate of Domestication	$	50.00
Articles of Incorporation and Certified Copy	$	78.75
Total to domesticate and file	$	128.75

FILED
2019 DEC 13 AM 10:35
SECRETARY OF STATE
TALLAHASSEE, FLORIDA

ARTICLES OF INCORPORATION
In compliance with Chapter 607, F.S.

ARTICLE I NAME

The name of the corporation shall be Zimmerman BioPharma Holding, Inc., changed from Six Six Five Energy, Inc.

The change in the name of the Corporation was (a) adopted by the shareholders (a) on November 20, 2019 pursuant to and in accordance with §78.395(d) and §78. 390, Nevada Revised Statutes, such amendment submitted to the Nevada Secretary of State for filing on November 20, 2019, but as of the date hereof has not been processed, and (b) confirmed by the shareholders on December 10, 2019 pursuant to §607.1003, F.S. The number of votes cast for the amendment by the shareholders was on each date sufficient for approval.

ARTICLE II PRINCIPAL OFFICE

The principal place of business address and mailing address are:

Principal Place of Business	Mailing address
Suite 1540	Suite 1540
401 Congress Avenue	401 Congress Avenue
Austin, Texas 78701	Austin, Texas 78701

ARTICLE III PURPOSE

The purpose for which the corporation is organized is to conduct any business which may be lawfully conducted by a Florida for profit corporation.

ARTICLE IV SHARES

The number of shares of stock the Corporation is authorized to issue is:

Seven Hundred Million (700,000,000) Shares of common stock, $0.001 par value per share.

The following amendment was (a) adopted by the shareholders (a) on November 20, 2019 pursuant to and in accordance with §78.390 and §78.2005, Nevada Revised Statutes, such amendment submitted to the Nevada Secretary of State for filing on November 20, 2019, but as of the date hereof has not been processed and (b) confirmed by the shareholders on December 10, 2019 pursuant to §607.1003 and §607.10025, F.S. The number of votes cast for the amendment by the shareholders was on each date sufficient for approval.

> The number of shares of the Corporation's issued and outstanding common stock shall be and hereby is decreased to 20,000,000 shares from 699,991,000 shares, a ratio of 1:35; provided that the number of shares of the Corporation's authorized common stock shall not be changed and shall remain 700,000,000 shares, par value $0.001 per share; and, provided further, that any stockholder who will hold an aggregate of less than one whole share subsequent to such decrease upon filing of the Articles of Amendment shall cease to be a stockholder of the Corporation and be entitled to receive only cash based on the closing

price of the Corporation's common stock on the business day immediately preceding such filing.

Ten Million (10,000,000) Shares of preferred stock:

Seven Million (7,000,000) Shares of which the terms of class or series may be determined from time to time by the board of directors pursuant to §607.0602, F.S., upon filing a certificate of designation with respect thereto; and

Three Million (3,000,000) Shares of which – c

Title of Class - Series A-1 Preferred Stock.
Par Value – US$0.001 per share.
Liquidation Preference - *In pari passu* with common stock on an "as converted into common stock" basis.
Dividend Preference – Ten percent (10%) per annum, non-cumulative, before cash dividends are paid on common stock.
Participation in Dividend in Kind – Participation on an "as if converted into common stock" basis in distribution of shares of subsidiaries as dividends on common shares.
Voting Rights – The number of votes per share on an "as if converted into common stock" basis on each matter presented to holders of capital stock for approval, *in pari passu* with common stock voting together as a single class.
Conversion Rights - Conversion at the election of the registered holder into shares of the Corporation's common stock, when, as and if a sufficient number of unissued shares of common stock are authorized, such that immediately following the conversion the total number of shares of common stock into which all the shares of Series A-1 Preferred Stock is converted shall represent eighty percent of all shares of issued and outstanding common stock of the Corporation.

ARTICLE V INITIAL DIRECTORS AND/ OR OFFICERS

Title	Name/Address
Director and Chief Executive Officer	David J. Wood Suite 1540 401 Congress Avenue Austin, Texas 78701
Director	Ronald E, Zimmerman Suite 1540 401 Congress Avenue Austin, Texas 78701

ARTICLE VI INITIAL REGISTERED AGENT AND STREET ADDRESS

The name and Florida street address of the registered agent is:

Jackson L. Morris, Esq.
126 21st Avenue Southeast
St. Petersburg, Florida 33705

ARTICLE VII INCORPORATOR

The name and address of the incorporator is:

Jackson L. Morris, Esq.
126 21st Avenue Southeast
St. Petersburg, Florida 33705

****

Signature/Registered Agent December 11, 2019

Signature/Incorporator December 11, 2019

FILED
2019 DEC 13 AM 10: 36